Exhibit 10.33

EMPLOYMENT AND NON-COMPETITION AGREEMENT

By and Between

Vsource (USA) Inc.

and

BRADEN WAVERLEY

714 South Thurlow Street

Hinsdale, Illinois, 60521

USA

Dated as of August 15, 2002

This EMPLOYMENT AND NON-COMPETITION AGREEMENT dated as of August 15, 2002 (the “Start Date”), by and between Vsource (USA) Inc, (the “Company”), and Braden Waverley (“Employee”), 714 South Thurlow Street, Hinsdale, Illinois, 60521,USA.

In consideration of Employee’s continued employment by the Company, the parties hereto agree as follows:

1.     Employment.    Subject to earlier termination in accordance with the provisions hereof, this Agreement shall be an at-will agreement commencing as of the Start Date.

a.    Duties.    The Company agrees to employ Employee and Employee agrees to serve the Company, as its President, subject to the direction of the C.E.O and the Board of Directors of the Company (the “Board”), and to have such authority and duties relative to the operation of the Company as may be determined by the C.E.O and Board, commensurate with such authority and duties held by Presidents of other companies in similar markets of similar size. In addition, Employee agrees, if requested by Vsource, Inc., the Company’s parent (“Vsource”), to serve as a member of the Executive Committee, subject to the direction of the C.E.O. and the Board of Directors of Vsource, with such authority and duties relative to the operation of Vsource as may be determined by the C.E.O. and the Board of Directors of Vsource.

b.    Term.    The initial term of this Agreement shall be from the Start Date hereof until the day that is two years after the Start Date (the “Initial Term”). This Agreement shall renew automatically for additional one (1) year terms unless either party gives notice of termination not less than 90 days prior to the end of the existing term.

c.    Best Efforts.    During the term of his employment under this Agreement, Employee shall devote his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder, and will use his best efforts to advance the interests of the Company, the Company’s parent company and any subsidiaries thereof (the “Vsource Companies”); provided, however that the foregoing shall not preclude Employee from serving on the board of directors of up to two non-Competitive Businesses (as defined below) at any one time or from engaging in charitable or community affairs or managing his personal passive investments, so long as such activities do not materially interfere or conflict with his duties hereunder.

d.    Eligibility.    This Agreement and the benefits contained herein are contingent upon Employee’s being authorized to work and reside in the host country in which the Company elects to base Employee and where Employee has granted his consent to live and work (the “Host Country”).

e.    Statutory Benefits.    Employee understand and agree that the differential payments and adjustments described below as well as any other allowances or gratuities provided by the Company under this Agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits.

f.    Location.    Your initial location will beVsource’s Corporate Headquarters in San Diego, California, or such other location approved by the C.E.O. and agreed to by the Employee. If you choose to relocate your family from Hinsdale, Illinois to San Diego, or if at the Company’s request you are relocated to one of Vsource’s offices in Asia-Pacific,

Vsource will provide reasonable movement of household good, including 2 cars, to your new location along with house hunting trips and transportation for your family to your new assignment location. The eventual Host Country or U.S. based location will be agreed upon between the C.E.O. and yourself. Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) of taxable relocation benefits in an amount such that after payment by the Employee of all taxes imposed upon the Gross-Up Payment, Employee receives relocation benefits equal to the tax imposed upon the relocation benefits.

2.     Compensation.    The Company shall pay to Employee, as consideration for the services to be rendered by Employee hereunder, an initial base salary of US$200,000 per year (the “Base Salary”). Employee shall be eligible for a target incentive bonus (“Bonus”) equal to 75% of Employee’s Base Salary, which shall be payable upon the achievement of performance targets to be set by the C.E.O. and the Compensation Committee of Vsource’s Board of Directors (the “Compensation Committee”). Employee is eligible for annual merit reviews according to the Company’s policy and the Base Salary and Bonus shall not be reduced without the Employee’s consent. Base Salary payments shall be made in equal installments in accordance with the Company’s then prevailing payroll policy. The Bonus, if any, shall be paid no later than bonuses are paid to the Company’s other senior management and shall be paid in cash, unless the Employee specifically elects to receive the Bonus in the form of stock or other consideration and the CEO and the Compensation Committee agree to such alternative consideration.

3.     Stock Options, Restricted Stock and Similar Types of Compensation Benefits.    Stock option grants, participation in restricted stock programs or deferred compensation programs and other similar types of compensation plans will be decided by the C.E.O. and the Board of Directors of Vsource but in any event will be on generally the same terms and conditions made available to other members of senior management of the Vsource Companies. Notwithstanding the foregoing, the Company agrees, subject to Vsource obtaining approval of its Board, to grant Employee:

2,750,000 stock options (the “Options”) that vest over three (3) years, the exercise price of which will be the fair market value of Vsource’s stock on the date of grant. One-sixth of the Options shall vest on the date that is six months following the Start Date and the balance shall vest in a series of ten successive equal quarterly installments thereafter. All vested Options shall be exercisable for a one-year period following the termination of Employee’s employment hereunder. Except where such terms and conditions are inconsistent herewith, additional terms and conditions of your stock options will be set forth in a written stock option agreement that will be provided to you at the beginning of the next fiscal quarter following your date of hire. The other terms of this option will be as determined by the Board of Directors of Vsource.

4.     Benefits.    Employee shall receive the following benefits:

(a)    Income Tax Preparation:    An international consultant, at the Company’s expense, will advise Employee as to the filing requirements in the United States, and will prepare Employee’s annual tax returns.

(b)    Transportation:    All air transportation will be Business Class.

(c)    Other:    Employee shall be treated in at least the same manner as, and shall be entitled to at least such benefits and other prerequisites and terms and conditions at least no less favorable than those generally provided to the Company’s senior management. Employee shall be eligible to participate in the Company’s medical insurance, life insurance and 401(k) programs on like terms with the Company’s senior management. Company will also add Employee to Vsource’s d&o insurance with coverage on like terms with the Company’s other senior management.

5.     Expenses.    Upon presentation of proper vouchers, receipts or other proof, Employee shall be reimbursed promptly by the Company for all reasonable travel and other expenses incurred by Employee in connection with performing his employment obligations hereunder.

6.     Vacations.    Employee shall be entitled to four (4) weeks paid vacation per year during the term of his employment.

7.     Termination of Employment.

a.     By the Employee.    Employee’s employment may be terminated by Employee, without cause (a “Voluntary Termination”) upon 90 days written notice to the Company.

b.     By the Company.    Employee’s employment may be terminated by the Company:

i.
Immediately, in the event that (1) Employee is convicted or pleads guilty or nolo contendere to a felony or a crime of moral turpitude, (2) the Board determines in good faith that Employee has been grossly negligent or acted dishonestly to the material detriment of the Company, (3) Employee willfully disobeys the lawful instructions or mandates of the Board and such disobedience continues after Employee is afforded a reasonable opportunity to cure such disobedience, or (4) the Board makes a good faith determination that Employee has engaged in actions amounting to willful misconduct or failed to perform his material duties hereunder and such failure continues after Employee is afforded reasonable opportunity to cure such failure (each of (1), (2), (3) or (4), refereed to herein as a “Termination for Actual Cause”); or

ii.
Immediately, in the event that Employee is indicted or otherwise formally charged with a felony or a crime of moral turpitude, in which case the Board may, upon three (3) days written notice, suspend Employee’s employment by the Company. Thereafter, all payments of salary and bonuses, if any, to which Employee otherwise would be entitled under this Agreement shall be paid into an interest bearing escrow account. In the event that Employee shall be acquitted of such charges or such charges shall otherwise be dismissed, Employee shall be reinstated as an employee, and all salary and accrued bonuses paid into escrow, plus accrued interest, shall be paid to Employee. In the event Employee shall be convicted or pleads guilty or nolo contendere to such charges and his employment is terminated hereunder; all salary and accrued bonuses paid into escrow plus accrued interest, shall be paid over to the Company, and for purposes of this Agreement, Employee’s employment shall be deemed to have terminated as of the date of his suspension.

iii.
The Board of Directors, in its discretion, resolves to terminate Employee’s employment for any reason other than those set forth in sub-sections b(i) or b(ii) above, in which instance the notice period provided to Employee will be set by the Board in its sole discretion, and not less than 30 days.

c.     Death of Employee.     In the event of Employee’s death during the term of his employment, Employee’s employment pursuant to this Agreement shall be deemed to have terminated on the last day of the calendar month during which Employee’s death occurred.

d.     Disability.     In the event Employee is unable to perform his normal duties by reason of disability, then at the sole discretion of the Board, Employee’s employment pursuant to this Agreement may be treated as having been terminated on the last day of the calendar month during which Employee shall have been deemed disabled. For purposes of this Section, “disability” shall mean the inability of Employee to perform his normal duties under this Agreement for a cumulative period in excess of six (6) months within any twelve (12) month period due to illness, injury, incapacity or other disability, either physical or mental.

8. Severance.

a.     Voluntary Termination or Termination for Actual Cause.    In the event of Voluntary Termination or Termination for Actual Cause, the Company shall pay to Employee, in full discharge of its obligations hereunder, Base Salary through the date specified in the applicable notice as the termination date (the “Termination Date”) of his employment, plus any Bonus that has been awarded but not yet been paid, expenses and vacation pay through the Termination Date, plus any compensation or benefits to which he may be entitled pursuant to the benefit plans of the Company (in the aggregate, the amounts in this sentence shall be the “Accrued Amounts”); provided, that in the case of a Voluntary Termination, if the Company permits Employee to terminate employment on a date earlier than the Termination Date, then the Company shall only be obligated to pay Employee’s Accrued Amounts through such earlier date.

b.     Death or Disability.    In the event Employee’s employment by the Company terminates on account of Employee’s death or disability, the Company shall pay to Employee (or his estate), in full discharge of its obligations hereunder, Employee’s Accrued Amounts through the Termination Date, and any non-vested Options shall vest and be exercisable in accordance with the applicable provisions set forth in the written stock option agreement related thereto.

c.     Other Termination.    In the event Employee’s employment by the Company is terminated by the Company other than for Termination for Actual Cause or Employee terminates pursuant to (d) below, Employee shall be entitled to receive (i) the Accrued Amounts and (ii) a lump sum termination payment equal to 25% of Employee’s then Base Salary. Such lump sum termination payment shall be made to Employee not later than 15 days after the date of such termination. In the case where Employee is terminated by the Company other than for Actual Cause, Employee’s Options shall continue to vest for a six-month period following the date of such termination. In the case where Employee terminates pursuant to (d) below within the first year following the Start Date, Employee’s Options shall continue to vest for a one-year period following the date of termination. In addition, for the 90-day period following the date of such termination, medical insurance coverage shall continue on the same terms. If the Employee is located in a Host Country other than the U.S., the Company shall provide for the reasonable movement of household goods and transportation for Employee and his family back to a city in the U.S. designated by the Employee.

d.    Resignation by Employee.    Prior to the end of the Initial Term, Employee shall have the right to resign his employment under this Agreement upon 30 days notice to the Company given within 60 days following the occurrence of any of the following events, provided that the Company shall have 20 days after the date such notice has been given to the Company in which to cure the conduct or cause specified in such notice:

i.	There is a significant reduction in the nature or scope of the Employee’s authority, powers, functions, duties or responsibilities; or

ii.	A “change of control” of the Company occurs during the first year following the Start Date.

9.    Non-Competition.    Employee covenants and agrees that during the term of Employee’s employment with the Company and for a period (the “Non-Compete Period”) commencing on the Termination Date and ending on the date which is one (1) year from the Termination Date, Employee will refrain from: (i) directly or indirectly (as a director, officer, employee, manager, consultant, independent contractor, advisor or otherwise) engaging in competition with, or owning any interest greater than 5% of the stock in, performing any services for, or otherwise participating in or being connected with any business or organization which engages in competition with any of the Vsource Companies (each, a “Competitive Business”), (ii) soliciting directly or indirectly the patronage of any person with whom Employee has had personal contact or dealings on behalf of any of the Vsource Companies during the twelve (12) month period immediately preceding the Termination Date, or (iii) directly or indirectly employing, soliciting for employment, or advising or recommending to any other person that they employ or solicit for employment, any employee of any of the Vsource Companies.

In connection with the foregoing provisions of this Section 9, Employee represents that his experience, capabilities and circumstances are such that the provisions of these Sections will not prevent him from earning a livelihood and that the limitations set forth herein are reasonable and properly required for the adequate protection of the Company.

10.    Confidential Information.

a.    Non-Disclosure.    Employee agrees not to use other than for the benefit of the Vsource Companies and to keep confidential, during the term of Employee’s employment with the Company and for at least two (2) years thereafter, all information about the Vsource Companies which the Vsource Companies treat as confidential, including, but not limited to, information about customers, marketing plans, marketing techniques, technical information, and possible new products or services, except that Employee will not be required to keep particular items of information confidential after those items of information become generally available to the public without a breach by Employee of Employee’s obligations under this Section. Employee covenants and agrees that except in the performance of his duties hereunder, he will not, at any time, directly or indirectly, without the prior written consent of the Company, use or disclose to any person any confidential or proprietary information (“Confidential Information”) obtained or developed by him while employed by the Company relating to the business of the Vsource Companies, except information which at the time (i) is available to others in the business or generally known to the public other than as a result of disclosure by him not permitted hereunder, (ii) is lawfully acquired from a third party who is not obligated to a Vsource Company to maintain such information in confidence or (iii) is used in any dispute or proceedings between the parties and/or Employee is legally compelled to disclose such information; provided, however, that prior to any such compelled disclosure, Employee will (a) assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (b) cooperate fully with the Company or any other Vsource Company in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. In the event that such protection against disclosure is not obtained, Employee will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.

b.    Disclosure to the Company.    Employee shall disclose promptly to the Company all new discoveries, ideas, formulae, products, methods, processes, designs, trade secrets, copyrightable material, patentable inventions, or other useful technical information or know-how and all improvements, modifications or alterations of existing discoveries made, discovered, or developed by him, either alone or in conjunction with any other person during the term of his employment by the Company, or using the Vsource Companies’ materials or facilities, which discoveries or developments are based on, derived from, or make use of any information directly related to the business disclosed to, or otherwise acquired by, Employee from any of the Vsource Companies during his employment by the Company (collectively, “Company-related Intellectual Property”). Employee agrees that any copyright, patent, trademark, or other proprietary rights in any such Company-related Intellectual Property shall be the sole and exclusive property of the Company, and none of the Vsource Companies need account to Employee for any revenue or profit derived therefrom. If by operation of law or otherwise, any or all of the Company-related Intellectual Property, or any component or element thereof, is considered to be the intellectual property right of Employee, Employee hereby agrees to irrevocably assign to the Company, its successor and assigns, ownership of all United States and international copyrights and all other intellectual property rights available with respect to the Company-related Intellectual Property. Employee shall be deemed to have granted the Company an irrevocable power of attorney to execute as Employee’s agent any and all documents (including copyright registrations) deemed necessary by the Company to perfect the Company’s intellectual properly rights in and to the Company-related Intellectual Property.

c.    Trade Secrets.    Employee agrees, in order to effectuate the intent of the parties hereunder with respect to confidentiality of the trade secrets of the Vsource Companies, to return to the Vsource Companies forthwith upon the request of a Vsource Company or the termination of his employment or promptly thereafter, all documents, materials, photographs, memorandums, and all copies or reproductions hereof, or any property of a similar or different nature containing information relating to the business or other Confidential Information, whether such material was furnished by a Vsource Company, or otherwise. Employee further agrees to use his best efforts and to exercise utmost diligence to protect and guard and keep secret and confidential all Confidential Information that shall come into his possession by reason of his employment by the Company.

d.    Company Property.    Employee agrees to return to the Vsource Companies forthwith upon the request of any Vsource Company or the termination of his employment or promptly thereafter, all other properly belonging to the Vsource Companies.

11.    Damages.    Employee acknowledges that the Company may suffer irreparable harm, which cannot readily be measured by monetary terms, if Employee breaches his obligations under Section 10 or any other section. Employee further acknowledges and agrees that the Company may obtain injunctive or other equitable relief against Employee to prevent or restrain such breach causing such harm; provided, however, that where such breach involves subject matter that is susceptible of being cured, Employee will cure such breach as promptly as practicable upon notice of such breach to Employee. Such injunctive relief shall be in addition to any other remedies the Company might have under this Agreement or at law.

12.    Arbitration.    Any dispute arising out of this Agreement shall be determined by arbitration in San Diego, California, under the rules of the American Arbitration Association then in effect and judgment upon any award pursuant to such arbitration may be enforced in any court having jurisdiction thereof, provided that each of the parties to this Agreement will appoint one person as an arbitrator to hear and determine the dispute, and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties to this Agreement.

13.    Miscellaneous.

a.    Notice.    Any notices or other communications to Employee or to the Company under or relating to this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile transmission to the Company or Employee, as the case may be, at the Company’s principal offices, or on the third day after the day on which mailed to the Company or Employee, as the case may be, by first class mail addressed to the Company or Employee at the Company’s principal offices, except that after the term of this Agreement terminates, any notice or other communication to Employee will be deemed given when delivered in person or sent by facsimile transmission, or on the third day after the day on which mailed by first class mail, to Employee at an address specified by Employee to the Company in the manner provided in this Section (or, if Employee does not specify an address, at the Company’s principal offices).

c.    Entire Agreement; Amendment.    This Agreement represents the entire understanding of the parties with respect to the subject matter hereof. No termination, revocation, waiver, modification, amendment or supplement to this Agreement shall be binding unless consented to in writing by Employee and the Company.

d.    Governing Law.    This Agreement shall be interpreted and construed in accordance with the laws of Delaware, without giving effect to the conflict of laws provisions thereof.

e.    Interpretation.    As used in this Agreement, the masculine gender shall include the feminine or neuter gender and the plural shall include the singular wherever appropriate. The titles of the paragraphs and sections have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions hereof. Nothing herein shall be construed against or more favorably toward any party by reason of any party having drafted this Agreement or any portion hereof.

f.    Severability.    Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law, or if no reformation is permissible, shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement, and any such invalidity, illegality or unenforceability shall not, of itself, affect the validity, legality or enforceability of such provision in any other jurisdiction.

g.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

h.    No Waiver.    No failure or delay on the part of either party is exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other right or power.

i.    Previous Employer.    Employee hereby represents that he is under no obligation or agreement that would prevent him from being an employee of the Company or adversely impact his ability to perform the expected services for the Company. As a condition of employment, no confidential documents, computer discs, computer stored information, or any other confidential properly of any previous employer are to be brought on the premises or used in any way in your employment by the Company. As a further condition of employment, Employee agrees not to use or disclose the trade secrets or confidential information, if any, of a previous employer in connection with Employee’s services for the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

Vsource (USA) Inc

By:	/s/
Name: Phillip E. Kelly
Title: Chief Executive Officer

By:	/s/
Name: Braden Waverley
714 South Thurlow Street, Hinsdale,
Illinois, 60521,USA

Nationality: US Citizen

ACCEPTED, ACKNOWLEDGED AND GUARANTEED:

VSOURCE, INC.

By:	/s/
Name: Phillip E. Kelly
Title: Chief Executive Officer